Exhibit 10.1

SIXTH AMENDMENT TO REVOLVING CREDIT AGREEMENT

This Sixth Amendment to Revolving Credit Agreement (this “Sixth Amendment”) made and entered into as of the 27th day of December, 2012, is by and between PNC BANK, NATIONAL ASSOCIATION, a national banking association, as Lender and L/C Issuer (“LENDER”), and K12 INC., a Delaware corporation (“Borrower”).

W I T N E S S E T H:

WHEREAS, prior hereto, Lender provided certain loans, extensions of credit and other financial accommodations (the “Financial Accommodations”) to Borrower, SCHOOL LEASING CORPORATION, a Delaware corporation (“SLC”), and AMERICAN SCHOOL SUPPLY CORPORATION, a Delaware corporation (“ASSC”), pursuant to: (a) that certain Revolving Credit Agreement dated as of December 21, 2006, as amended by that certain Amendment No. 1 to Revolving Credit Agreement dated as of October 5, 2007, each by and among Lender, Borrower, SLC and ASSC, as further amended by that certain Second Amendment to Revolving Credit Agreement dated as of October 31, 2008, by and among Borrower, Lender and the Guarantors party thereto, as further amended by that certain Third Amendment to Revolving Credit Agreement dated as of December 15, 2008, that certain Fourth Amendment to Revolving Credit Agreement dated as of June 26, 2009, and that certain Fifth Amendment to Revolving Credit Agreement dated as of September 8, 2009, each by and between Lender and Borrower (collectively, the “Credit Agreement”), and (b) the other documents, agreements and instruments referenced in the Credit Agreement or executed and delivered pursuant thereto;

WHEREAS, pursuant to that certain State of Delaware Certificate of Merger of Domestic Corporations dated as of June 25, 2008, and filed with the Delaware Secretary of State on June 27, 2008, SLC and ASSC both merged with and into K12 Management;

WHEREAS, Borrower has requested that Lender, among other things, (i) extend the Termination Date to December 31, 2013, (ii) release Lender’s security interest in the Collateral, and (iii) modify certain covenants and defaults set forth in the Credit Agreement (collectively the “Additional Financial Accommodations”); and

WHEREAS, Lender is willing to provide the Additional Financial Accommodations, but solely on the terms and subject to the provisions set forth in this Sixth Amendment and the other agreements, documents and instruments referenced herein or executed and delivered pursuant hereto.

NOW, THEREFORE, in consideration of the foregoing, the mutual promises and understandings of the parties hereto set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Lender and Borrower hereby agree as set forth in this Sixth Amendment.

I.                                        Definitions.

A.                                    Use of Defined Terms.  Except as expressly set forth in this Sixth Amendment, all terms which have an initial capital letter where not required by the rules of grammar are used herein as defined in the Credit Agreement.

B.                                    Amended Definitions.  Effective as of the date of this Sixth Amendment, Section 1.1 of the Credit Agreement is hereby amended by deleting the definitions of “Applicable Margin,” “Loan Documents,” “Material Adverse Effect,” and “Termination Date” and substituting therefor the following, respectively:

“Applicable Margin” means (a) with respect to Eurodollar Loans, 175 basis points, and (b) with respect to Base Rate Loans, 0 basis points.

“Loan Documents” means this Agreement, the Note, the Applications, the Guaranties, and each other instrument or document to be delivered hereunder or thereunder or otherwise in connection therewith.

“Material Adverse Effect” means (a) a material adverse change in, or material adverse effect upon, the operations, business, Property or condition (financial or otherwise) of Borrower or one or more its Subsidiaries taken as a whole, (b) material impairment of the ability of Borrower and its Subsidiaries taken as a whole to perform its obligations under any Loan Document, or (c) a material adverse effect upon the legality, validity, binding effect or enforceability  against Borrower or any Subsidiary of any Loan Document or the rights and remedies of the Lender thereunder.

“Termination Date” means December 31, 2013 or such earlier date on which the Commitment is terminated in whole pursuant to Section 2.9, 7.2 or 7.3.

C.                                    Deleted Definitions.  Effective as of the date of this Sixth Amendment, Section 1.1 of the Credit Agreement is hereby amended by deleting the definitions of “Collateral,” “Collateral Documents,” “Pledge Agreements,” and “Security Agreements” in their entirety.

II.                                   Amendments to Credit Agreement.  Effective as of the date of this Sixth Amendment, the Credit Agreement is hereby amended as follows:

A.                                    Place and Application of Payments.  Clause (1) of Section 2.8 of the Credit Agreement is hereby amended by deleting clause (1) of Section 2.8 of the Credit Agreement in its entirety and substituting therefor the following:

“(1)                           first, to the payment of any outstanding costs and expenses incurred by the Lender in accordance with the terms and conditions of the Loan Documents in protecting, preserving or enforcing rights under the Loan Documents, and in any event all costs and expenses of a character which Borrower has agreed to pay the Lender under Section 9.12;”

B.                                    Place and Application of Payments.  Clause (4) of Section 2.8 of the Credit Agreement is hereby amended by deleting clause (4) of Section 2.8 of the Credit Agreement in its entirety and substituting therefor the following:

“(4)                           fourth, to the payment of all other unpaid Obligations and all other indebtedness, obligations, and liabilities of Borrower and its Subsidiaries to Lender or any of its Affiliates (including, without limitation, Funds Transfer and Deposit Account Liability); and”

C.                                    Commitment Fee.                                              Section 2.11(b) of the Credit Agreement is hereby amended by deleting Section 2.11(b) of the Credit Agreement in its entirety and substituting therefor the following:

(b)                                 [Reserved].

D.                                    Audit Fee.                                         Section 2.11(d) of the Credit Agreement is hereby amended by deleting Section 2.11(d) of the Credit Agreement in its entirety and substituting therefor the following:

(b)                                 [Reserved].

E.                                     The Collateral and Guaranties.                          Article 4 of the Credit Agreement is hereby amended by deleting Article 4 of the Credit Agreement in its entirety and substituting therefor the following:

“4.                                THE GUARANTIES

4.1 [Reserved].

4.2                               Guaranties.  The payment and performance of all Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability shall at all times be guaranteed by each direct and indirect Subsidiary of Borrower pursuant to one or more guaranty agreements in form and substance acceptable to the Lender, as the same may be amended, modified or supplemented from time to time (individually a “Guaranty’ and collectively the “Guaranties”).

4.3                               Further Assurances.  If Borrower or any Subsidiary forms or acquires any other Subsidiary after the date hereof, such Person shall promptly upon such formation or acquisition cause such newly formed or acquired Subsidiary to execute a Guaranty as the Lender may then reasonably require and Borrower shall also deliver to the Lender or cause such Subsidiary to deliver to the Lender, at Borrower’s cost and expense, such other instruments, documents, certificates, and opinions reasonably required by the Lender in connection therewith.”

F.                                      Authority and Enforceability. Section 5.2 of the Credit Agreement is hereby amended by deleting Section 5.2 in its entirety and substituting therefor the following:

“5.2                         Authority and Enforceability.  Borrower has full right and authority to enter into this Agreement and the other Loan Documents executed by it, to make the borrowings herein provided for, to issue its Note in evidence thereof, and to perform all of its obligations hereunder and under the other Loan Documents executed by it.  Each Subsidiary has full right and authority to enter into the Loan Documents executed by it, to guarantee the Obligations, Hedging Liability and Funds Transfer and Deposit Account Liability, and to perform all of its obligations under the Loan Documents executed by it.  The Loan Documents delivered by Borrower and by each Subsidiary have been duly authorized, executed and delivered by such Person and constitute valid and binding obligations of such Person enforceable against it in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law); and this Agreement and the other Loan Documents do not, nor does the performance or observance by Borrower or any Subsidiary of any of the matters and things herein or therein provided for, (a) contravene or constitute a default under any provision of law or any judgment, injunction, order or decree binding upon Borrower or any Subsidiary or any provision of the organizational documents (e.g., charter, articles of organization or incorporation or by-laws, articles of association or operating agreement, partnership agreement or other similar documents) of Borrower or any Subsidiary, (b) contravene or constitute a default under any covenant, indenture or agreement of or affecting Borrower or any Subsidiary or any of its Property, in each case where such contravention or default, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (c) result in the creation or imposition of any Lien or any Property of Borrower or any Subsidiary.”

G.                                    Quarterly Reports.  Section 6.1(a) of the Credit Agreement is hereby amended by deleting Section 6.1(a) in its entirety and substituting therefor the following:

“(a)                           Quarterly Reports.                                          Within 45 days after the end of each Fiscal Quarter, Borrower’s consolidated balance sheet as at the end of such quarter and the related consolidated statement of operations for such quarter and for the elapsed portion of the Fiscal Year-to-date period then ended, each in reasonable detail, prepared in accordance with GAAP, setting forth comparative consolidated figures for the corresponding periods in the prior Fiscal Year of Borrower and comparable consolidated budgeted figures for the current Fiscal Quarter and the elapsed portion of the Fiscal Year-to-date period then ended, all of which shall be certified by the chief financial officer or other officer of Borrower, acceptable to the Lender that they fairly present in all material respects in accordance with GAAP the financial condition of Borrower and its Subsidiaries as of the dates indicated and the results of their operations for the period indicated, subject to normal year-end audit adjustments and the absence of footnotes.  Notwithstanding the foregoing, Borrower shall not be required to deliver the quarterly or Fiscal Year-to-date financial statements described above for Fiscal Quarters which end on June 30; provided that the foregoing shall in no way alleviate Borrower’s obligations under Section 6.1(b) of this Agreement.”

H.                                   Maintenance of Property, Insurance, etc.  The last sentence of Section 6.3 of the Credit Agreement is deleted in its entirety.

I.                                        Liens.  Section 6.12 of the Credit Agreement is hereby amended by deleting Section 6.12 of the Credit Agreement in its entirety and substituting therefor the following:

“6.12                 Liens.  Borrower will not, nor will it permit any of its Subsidiaries to, create, incur or suffer to exist any Lien on any of its Property; provided that the foregoing shall not prevent the following (the Liens described below, the “Permitted Liens”):

(a)                                 Taxes. Inchoate Liens for the payment of taxes which are not yet due and payable or the payment of which is not required by Section 6.7 or, if such taxes are due and payable, the Person owing such taxes is contesting such taxes in good faith and by appropriate proceedings and appropriate reserves have been provided for such taxes;

(b)                                 Statutory Liens. Liens arising by statute in connection with worker’s compensation, unemployment insurance, old age benefits, social security obligations, taxes, assessments, statutory obligations or other similar charges (other than Liens arising under ERISA), good faith cash deposits in connection with tenders, contracts or leases to which Borrower or any Subsidiary is a party or other cash deposits required to be made in the ordinary course of business other than deposits securing Reclamation Bonds, provided in each case that the obligation is not for borrowed money and that the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves have been established therefor;

(c)                                  Mechanics’ Liens. Mechanics’, workmen’s, materialmen’s, landlords’, carriers’ or other similar Liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest;

(d)                                 To Lender.  Liens in favor of Lender;

(e)                                  Operating Leases. Any interest or title of a lessor under any operating lease;

(f)                                   Other Permitted Liens. Liens on property of Borrower or any Subsidiary created solely for the purpose of securing indebtedness permitted by Sections 6.11(d) or 6.11(e) representing or incurred to finance the purchase price of Property, provided that no such Lien shall extend to or cover other Property of Borrower or such Subsidiary other than the respective Property so acquired, and the principal amount of indebtedness secured by any such Lien shall at no time exceed the purchase price of such Property, as reduced by repayments of principal thereon; and

(f)                                   Easement. Easements, rights-of-way, restrictions, and other similar encumbrances against real property incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of Borrower or any Subsidiary.”

J.                                        Contract Advances.  Section 6.14(b) of the Credit Agreement is hereby amended by deleting Section 6.14(b) of the Credit Agreement in its entirety and substituting therefor the following:

“(b)                           Contract Advances.  Advances made in the ordinary course of business and pursuant to contractual terms to schools or school districts in an amount not to exceed $17,000,000 in the aggregate at any one time outstanding commencing July 1, 2012 and at all times thereafter.”

K.                                   Covenants.  Section 7.1(b) of the Credit Agreement is hereby amended by deleting Section 7.1(b) of the Credit Agreement in its entirety and substituting therefor the following:

“(b)                           Covenants.  Default in the observance or performance of any covenant set forth in Section 6.9, 6.11, 6.12, 6.13, 6.14, 6.16, 6.18, 6.19, 6.20 or 6.21;”

L.                                     Other Loan Documents.  Section 7.1(e) of the Credit Agreement is hereby amended by deleting Section 7.1(e) of the Credit Agreement in its entirety and substituting therefor the following:

“(e)                            Other Loan Documents.  Any event occurs or condition exists (other than those described in Sections 7.1(a) through 7.1(d)) which is specified as an event of default under any of the other Loan Documents, or any of the Loan Documents shall for any reason not be or shall cease to be in full force and effect or is declared to be null and void, or Borrower, any Guarantor or any Subsidiary takes any action for the purpose of terminating, repudiating or rescinding any Loan Document executed by it or any of its obligation thereunder;”

M.                                 Cross Default.  Section 7.1(g) of the Credit Agreement is hereby amended by deleting Section 7.1(g) of the Credit Agreement in its entirety and substituting therefor the following:

“(g)                           Cross Default.  Default shall occur under any Indebtedness of Borrower or any Subsidiary aggregating in excess of $10,000,000, or under any indenture, agreement or other instrument under which the Indebtedness aggregating in excess of $10,000,000 may be issued, and such default shall continue for a period of time sufficient to permit the acceleration of the maturity of any such Indebtedness (whether or not such maturity is in fact accelerated), or any such Indebtedness shall not be paid when due (whether by demand, lapse of time, acceleration or otherwise);”

N.                                    Judgments.  Section 7.1(h) of the Credit Agreement is hereby amended by deleting Section 7.1(h) of the Credit Agreement in its entirety and substituting therefor the following:

“(h)                           Judgments.  Any judgment or judgments, writ or writs or warrant or warrants of attachment, or any similar process or processes, shall be entered or filed against Borrower or any Subsidiary, or against any of its Property, in an aggregate amount in excess of $10,000,000 (except to the extent fully covered by insurance pursuant to which the insurer has accepted liability therefor in writing), and which remains undischarged, unvacated, unbonded or unstayed for a period of 30 days;”

O.                                    Hedging Liability and Funds Transfer and Deposit Account Liability Arrangements.  Section 8.7 of the Credit Agreement is hereby amended by deleting Section 8.7 of the Credit Agreement in its entirety and substituting therefor the following:

“8.7 Hedging Liability and Funds Transfer and Deposit Account Liability Arrangements.  By virtue of the Lender’s execution of this Agreement, any Affiliate of the Lender with whom Borrower or any Subsidiary has entered into an agreement creating Hedging Liability or Funds Transfer and Deposit Account Liability shall be deemed a Lender party hereto, it being understand and agreed that the rights and benefits of such Affiliate under the Loan Documents consist exclusively of such Affiliate’s right to share in payments and collections out of the Guaranties as more fully set forth in Section 2.8 and Section 4 hereof.

P.                                      Construction.  Section 9.18 of the Credit Agreement is hereby amended by deleting Section 9.18 of the Credit Agreement in its entirety and substituting therefor the following:

“9.18 Construction.  The parties acknowledge and agree that the Loan Documents shall not be construed more favorably in favor of any party hereto based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation of the Loan Documents.”

III.                              Release of Collateral.  Effective as of the date of this Sixth Amendment, and subject to the full and timely satisfaction of the conditions precedent set forth in Section IV below, Lender hereby releases each Security Agreement and each Pledge Agreement, executed by Borrower or a Guarantor, as the case may be, in favor of Lender, and releases Lender’s security interest in and to the Collateral and Pledged Collateral (as such terms are defined in each Security Agreement and each Pledge Agreement) pursuant thereto.   This release does not constitute a release of (a) any of the Secured Obligations (as defined therein) secured by the Security Agreements, (b) any other Obligations or other Indebtedness of Borrower or any Guarantor to Lender, (c) any Guaranty, or (d) any security interest granted to Lender pursuant to any agreements, instruments or documents, other than each Security Agreement and each Pledge Agreement.

IV.                               Conditions Precedent. Lender’s obligation to provide the Additional Financial Accommodations to Borrower is subject to the full and timely performance of the following covenants prior to or contemporaneously with the execution of this Sixth Amendment:

A.                                    Borrower executing and delivering, or causing to be executed and delivered to Lender, the following documents, each of which shall be in form and substance acceptable to Lender:

(i)                                     a Company General Certificate of even date herewith executed by the Secretary of Borrower to Lender;

(ii)                                  a Reaffirmation of Amended and Restated Guaranty and Suretyship Agreement of even date herewith executed and delivered to Lender by K12 Management, K12 Classroom, K12 Virtual Schools, K12 California, K12 Florida, K12 Washington, K12 Services, K12 Middle East, Power-Glide and K12 International;

(iii)                               a Reaffirmation of Guaranty and Suretyship Agreement of even date herewith executed and delivered to Lender by The American Education Corporation;

(iv)                              a Reaffirmation of Guaranty and Suretyship Agreement of even date herewith executed and delivered to Lender by KC Distance Learning LLC;

(v)                                 a Reaffirmation of Guaranty and Suretyship Agreement of even date herewith executed and delivered to Lender by University Education, Inc.;

(vi)                              payment by the Borrower of a fully-earned, non-refundable upfront fee in the amount of Eighty-Seven Thousand Five Hundred Dollars ($87,500); and

(vii)                           such other agreements, documents and instruments as Lender may reasonably request.

B.                                    No Default or Event of Default exists under the Credit Agreement, as amended by this Sixth Amendment, or the other Loan Documents;

C.                                    No claims, litigation, arbitration proceedings or governmental proceedings not disclosed in writing to Lender prior to the date of hereof shall be pending or known to be threatened against Borrower or any Guarantor and no known material development not so disclosed shall have occurred in any claims, litigation, arbitration proceedings or governmental proceedings so disclosed which in the opinion of Lender is likely to materially and adversely affect the financial position or business of Borrower or any Guarantor or the capability of Borrower or any Guarantor to pay its obligations and liabilities to Lender; and

D.                                    There shall have been no material or adverse change in the business, financial condition or results of operations for Borrower and its Subsidiaries since the date of Borrower’s most recently delivered financial statements to Lender.

V.                                    Conflict.  If, and to the extent, the terms and provisions of this Sixth Amendment contradict or conflict with the terms and provisions of the Credit Agreement, the terms and provisions of this Sixth Amendment shall govern and control; provided, however, to the extent the terms and provisions of this Sixth Amendment do not contradict or conflict with the terms and provisions of the Credit Agreement, the Credit Agreement, as amended by this Sixth Amendment, shall remain in and have its intended full force and effect, and Lender and Borrower hereby affirm, confirm and ratify the same.

VI.                               Severability.  Wherever possible, each provision of this Sixth Amendment shall be interpreted in such manner as to be valid and enforceable under applicable law, but if any provision of this Sixth Amendment is held to be invalid or unenforceable by a court of competent jurisdiction, such provision shall be severed herefrom and such invalidity or unenforceability shall not affect any other provision of this Sixth Amendment, the balance of which shall remain in and have its intended full force and effect.  Provided, however, if such provision may be modified so as to be valid and enforceable as a matter of law, such provision shall be deemed to be modified so as to be valid and enforceable to the maximum extent permitted by law.

VII.                          Reaffirmation of Borrower.  Borrower hereby reaffirms and remakes all of the representations, warranties, covenants, duties, obligations and liabilities contained in the Credit Agreement, as amended hereby, and the other Loan Documents, including without limitation, the Collateral Documents.

VIII.                     Fees, Costs and Expenses.  Borrower agrees to pay, upon demand, all fees, costs and expenses of Lender, including, but not limited to, reasonable attorneys’ fees, in connection with the preparation, execution, delivery and administration of this Sixth Amendment and the other agreements, documents and instruments executed and delivered in connection herewith or pursuant hereto.

IX.                               Choice of Law.  This Sixth Amendment and the rights and obligations hereunder of each of the parties hereto shall be governed by and interpreted and determined in accordance with the laws of the Commonwealth of Virginia.

X.                                    Cross Default.  Borrower acknowledges and agrees that the occurrence of an Event of Default under the Credit Agreement shall be deemed an Event of Default under each of the other Loan Documents.

XI.                               Counterpart.  This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.  A facsimile or email transmitted executed counterpart to this Sixth Amendment and the other agreements, documents and instruments executed in connection herewith will be deemed an acceptable original for purposes of consummating this Sixth Amendment and such other agreements, documents and instruments; provided, however, Borrower shall be required to deliver to Lender original executed signature pages in substitution for said facsimile or email transmitted signature pages upon Lender’s request therefor.

XII.                          Waiver of Jury Trial.  BORROWER AND LENDER EACH HEREBY WAIVE THEIR RESPECTIVE RIGHT TO TRIAL BY JURY.

[signature page follows]

IN WITNESS WHEREOF, Lender and Borrower have caused this Sixth Amendment to be executed and delivered by their duly authorized officers as of the date first set forth above.

LENDER:		BORROWER:

PNC BANK, NATIONAL ASSOCIATION,		K12 INC.,
a national banking association		a Delaware corporation

By:	/s/ Matthew Sawyer	By:	/s/ Harry T. Hawks
Name:	Matthew Sawyer	Name:	Harry T. Hawks
Title:	Senior Vice President	Title:	Executive Vice President and
Chief Financial Officer